EXHIBIT 16.2

May 8, 2001




Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir:

We have read Item 4 of Form 8-K dated May 9, 2001, of ursus Telecom Corporation and are in agreement with the statements contained in paragraphs one through five on page 2 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.


                                                         /S/ ERNEST & YOUNG LLP

Copy to Mr. Luca Giussani,
           Ursus Telecom Corporation